Exhibit 99.1

The Scotts Miracle-Gro Company	NEWS

ScottsMiracle-Gro Reports Fourth-Quarter and Full-Year 2013 Results;
Full-Year Adjusted Earnings Increase 39% to $2.79 per Share

▪	Q4 sales increased 10% to $443 million; Full-year sales of $2.8 billion in line with 2012

▪	U.S. consumer purchases at largest retailers up 6% in Q4; full-year in line with fiscal 2012

▪	Adjusted gross margin rate improved 350 basis points in Q4; 100 basis points for fiscal 2013

▪	Full-year adjusted EBITDA increased 29% to $391 million

▪	Operating cash flow of $342 million driven by better-than-expected inventory management

▪	Company expects adjusted earnings per share improvement of 10% to 15% in fiscal 2014

MARYSVILLE, Ohio (Nov. 7, 2013) - The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden products, today announced that fiscal 2013 adjusted earnings improved 39 percent to $2.79 per share due to the Company’s strong second half performance in the core U.S. lawn and garden business, as well as better-than-expected execution of its Project Max productivity efforts.

Net sales of $2.82 billion for the year, essentially flat from a year ago, were achieved after a 9 percent increase in the second half of the year, including a 10 percent increase in the fourth quarter.

Adjusted income from continuing operations for the year ended September 30, 2013 was $174.4 million, or $2.79 per share, compared with $124.9 million, or $2.01 per share a year ago. Those results exclude the impact of product registration and recall costs, as well as impairment, restructuring and other charges. Including those items, income from continuing operations was $161.2 million, or $2.58 per share in 2013, compared to $113.2 million, or $1.82 per share a year ago.

The strong earnings improvement was driven by a 6 percent reduction in selling, general and administrative expense (SG&A) as the result of Project Max. In addition, increased pricing, combined with cost-out efforts related to Project Max, contributed to a 100 basis point improvement in the Company’s adjusted gross margin rate.

“These results are a giant step forward in returning our business to a proper level of profitability and reflect the deep commitment of our team of associates around the world,” said Jim Hagedorn, chairman and chief executive officer. “Despite dramatic delays in our season due to poor spring weather, consumers were highly engaged in the second half of the year, allowing us to exceed our guidance.
Additionally, the acceleration of Project Max allowed us to move faster than we anticipated and put us in a good position entering next year.

“We continue to believe the consumer marketplace remains soft. Therefore, as we did in 2013, we will plan conservatively but look for opportunities to drive better-than-expected results. Our initial outlook is for sales growth of 2 to 3 percent and earnings per share growth of 10 to 15 percent in fiscal 2014, which could represent up to a 60 percent improvement in earnings over a two-year period.”

Fourth-Quarter Details
Company-wide net sales increased 10 percent in the fourth quarter to $443.0 million, compared with $401.2 million during the same quarter a year ago. Global Consumer segment sales increased 12 percent in the fourth quarter to $347.5 million. Sales in the U.S. increased 15 percent during the quarter. Outside the U.S., sales increased 2 percent, excluding the impact of foreign exchange rates. The operating loss for the Global Consumer segment was $6.7 million during the fourth quarter, compared with a loss of $39.1 million a year ago. Consumer purchases at the Company’s largest U.S. retailers increased 6 percent in the fourth quarter, compared to a year ago.

Scotts LawnService sales increased 7 percent to $90.2 million in the fourth quarter, compared to $84.5 million during the same quarter a year ago. Operating income for the segment increased 10 percent during the quarter to $24.3 million, compared with $22.1 million a year ago.

The company-wide adjusted gross margin rate was 29.7 percent during the fourth quarter, compared with 26.2 percent during the same quarter a year ago. The year-over-year improvement was due to increased pricing, favorable commodity costs, increased sales volume and continued growth in the Scotts LawnService business.

SG&A in the fourth quarter decreased 6 percent, or $8.6 million, to $140.1 million, compared with $148.7 million a year ago. The year-over-year savings were driven by expense reduction as part of the Company’s Project Max initiative.

Adjusted loss from continuing operations was $11.1 million in the fourth quarter, or $0.18 per share, compared with a loss of $36.4 million, or $0.59 per share, a year ago. Those results exclude costs related to impairment, restructuring and other charges, as well as product registration and recall matters. Including those items, reported loss from continuing operations for the fourth quarter was $18.6 million, or $0.30 per share, compared with a loss of $36.6 million, or $0.60 per share, a year ago.

The quarter included an $11.6 million non-cash impairment charge related to the Ortho brand as part of the Company's annual impairment review.

Full-Year Details
Company-wide net sales were flat in 2013 at $2.82 billion, as were Global Consumer sales at $2.53 billion. Scotts LawnService sales increased 5 percent to $257.8 million for the year, compared to $245.8 million a year ago. Consumer purchases at the Company’s largest U.S. retailers were in line with 2012.

On an adjusted basis, the company-wide gross margin rate increased 100 basis points to 35.0 percent for the year. The improvement was attributable primarily to increased pricing, cost-out efforts and other cost efficiencies, partially offset by planned commodity cost inflation and lower-than-expected sales volume.

SG&A decreased 6 percent, or $44.6 million, to $661.1 million, compared to $705.7 million a year ago. The year-over-year savings in nearly all areas were driven by the Company’s Project Max initiative.

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) were $390.5 million, an increase of 29 percent, compared to $302.9 million a year ago.

Adjusted income from continuing operations for fiscal 2013 was $174.4 million, or $2.79 per share, compared to $124.9 million, or $2.01 per share a year ago. Those results exclude costs related to impairment, restructuring and other charges, as well as product registration and recall matters. Including those items, reported income from continuing operations for 2013 was $161.2 million, or $2.58 per share, compared with $113.2 million, or $1.82 per share, a year ago.

For the full year, the Company recorded $20.3 million in impairment, restructuring and other charges, with $9.1 million attributed to its efforts to improve the profitability of its international operations.

The Global Consumer segment reported a 20 percent increase in operating income to $406.4 million for fiscal 2013, compared to $338.3 million a year ago. Scotts LawnService reported a 6 percent increase in operating income to $28.7 million during the year, compared to $27.0 million in fiscal 2012. The consolidated company-wide adjusted income from continuing operations before income taxes increased 39 percent to $274.3 million during fiscal 2013, compared to $197.1 million a year ago.

Cash flow from operations was $342 million in 2013, well above the Company’s original projections for the year due to better-than-expected inventory management and a non-recurring cash benefit from a recovery of taxes overpaid in 2012.

“Our focus in 2013 was to significantly improve margin and cash flow, and we succeeded,” Hagedorn said. “In addition to hitting our earnings targets - even on lower sales than we originally projected - we also reduced our leverage ratio during the year and increased our quarterly dividend by 35 percent. That focus will remain core to our near-term thinking as we continue to drive shareholder value through a combination of improved performance and returning cash to shareholders.”

Company to Hold Its Analyst Day Meeting on Dec. 13
The Company will hold its Analyst & Investor Day on Friday, December 13, 2013 at the Waldorf Astoria Hotel in New York. A live webcast of the meeting will be available on the investor relations section of the Company’s website at http://investor.scotts.com. Presentation slides and a replay of the webcast will be available on the website following the meeting.

Conference Call and Webcast Scheduled for 9:00 a.m. ET Today, Nov. 7
The Company will discuss its fiscal fourth-quarter and full-year 2013 results during a webcast and conference call today at 9:00 a.m. ET. Conference call participants should call 888-364-3109. A replay of the call can be heard by calling 888-203-1112 (Reference Number: 3700119). The replay will be available for 30 days. The live webcast is available at http://investor.scotts.com. An archive of the webcast, as well as accompanying financial information regarding any non-GAAP financial measures discussed by the Company during the call, will be available on the website for at least 12 months.

About ScottsMiracle-Gro
With more than $2.8 billion in worldwide sales, The Scotts Miracle-Gro Company is the world's largest marketer of branded consumer products for lawn and garden care. The Company's brands are the most recognized in the industry. In the U.S., the Company's Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. In the U.S., we operate Scotts LawnService®, the second largest residential lawn care service business. In Europe, the Company's brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligène® and Substral®. For additional information, visit us at www.scotts.com.

Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:

•	Compliance with environmental and other public health regulations could increase the Company’s costs of doing business or limit the Company’s ability to market all of its products;

•	Increases in the prices of raw materials and fuel costs could adversely affect the Company’s results of operations;

•	The highly competitive nature of the Company’s markets could adversely affect its ability to maintain or grow revenues;

•
Because of the concentration of the Company’s sales to a small number of retail customers, the loss of one or more of, or significant reduction in orders from, its top customers could adversely affect the Company’s financial results;

•	Adverse weather conditions could adversely impact financial results;

•	The Company’s international operations make the Company susceptible to fluctuations in currency exchange rates and to other costs and risks associated with international regulation;

•	The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company’s business;

•	The Company depends on key personnel and may not be able to retain those employees or recruit additional qualified personnel;

•	If Monsanto Company were to terminate the Marketing Agreement for consumer Roundup products, the Company would lose a substantial source of future earnings and overhead expense absorption;

•	Hagedorn Partnership, L.P. beneficially owns approximately 30% of the Company’s common shares and can significantly influence decisions that require the approval of shareholders;

•
The Company may pursue acquisitions, dispositions, investments, dividends, share repurchases and/or other corporate transactions that it believes will maximize equity returns of its shareholders but may involve risks.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

Contact:
Jim King
Senior Vice President
Chief Communications Officer
937-578-5622

THE SCOTTS MIRACLE GRO-COMPANY
Condensed Consolidated Statement of Operations
(In millions, except for per common share data)
(Unaudited)

		Three Months Ended			Twelve Months Ended
	Footnotes	September 30, 2013	September 30, 2012	% Change	September 30, 2013	September 30, 2012	% Change
Net sales		$443.0	$401.2	10%	$2,816.5	$2,826.1	—%
Cost of sales		311.6	296.2		1,831.9	1,864.4
Cost of sales - impairment, restructuring and other		0.6	—		2.2	—
Cost of sales - product registration and recall matters		—	—		—	0.4
Gross profit		130.8	105.0	25%	982.4	961.3	2%
% of sales		29.5%	26.2%		34.9%	34.0%
Operating expenses:
Selling, general and administrative		140.1	148.7	(6)%	661.1	705.7	(6)%
Impairment, restructuring and other		11.4	—		18.1	7.1
Product registration and recall matters		—	0.4		—	7.8
Other (income) loss, net		(2.5)	0.6		(10.0)	(2.9)
Income (loss) from operations		(18.2)	(44.7)	59%	313.2	243.6	29%
% of sales		(4.1)%	(11.1)%		11.1%	8.6%
Interest expense		11.3	12.0		59.2	61.8
Income (loss) from continuing operations before income taxes		(29.5)	(56.7)	48%	254.0	181.8	40%
Income tax expense (benefit) from continuing operations		(10.9)	(20.1)		92.8	68.6
Income (loss) from continuing operations		(18.6)	(36.6)	49%	161.2	113.2	42%
Loss from discontinued operations, net of tax	(3)	(0.8)	(3.5)		(0.1)	(6.7)
Net income (loss)		$(19.4)	$(40.1)		$161.1	$106.5
Basic income (loss) per common share:	(1)
Income (loss) from continuing operations		$(0.30)	$(0.60)	50%	$2.61	$1.86	40%
Loss from discontinued operations		(0.01)	(0.06)		—	(0.11)
Net income (loss)		$(0.31)	$(0.66)		$2.61	$1.75
Diluted income (loss) per common share:	(2)
Income (loss) from continuing operations		$(0.30)	$(0.60)	50%	$2.58	$1.82	42%
Loss from discontinued operations		(0.01)	(0.06)		(0.01)	(0.11)
Net income (loss)		$(0.31)	$(0.66)		$2.57	$1.71
Common shares used in basic income (loss) per share calculation		62.0	61.2	1%	61.7	61.0	1%
Common shares and potential common shares used in diluted income (loss) per share calculation		62.0	61.2	1%	62.6	62.1	1%

Non-GAAP results from continuing operations:
Adjusted income (loss) from continuing operations	(4)	$(11.1)	$(36.4)	70%	$174.4	$124.9	40%
Adjusted diluted income (loss) per share from continuing operations	(2) (4)	$(0.18)	$(0.59)	69%	$2.79	$2.01	39%
Adjusted EBITDA	(3) (4)	$9.6	$(34.9)	128%	$390.5	$302.9	29%
Note: See accompanying footnotes on page 9.

THE SCOTTS MIRACLE-GRO COMPANY
Net Sales and Income (Loss) from Continuing Operations before Income Taxes by Segment
(In millions)
(Unaudited)

The Company is divided into the following reportable segments: Global Consumer and Scotts LawnService®. This division of reportable segments is consistent with how the segments report to and are managed by the chief operating decision maker of the Company.

Segment performance is evaluated based on several factors, including income from continuing operations before amortization, product registration and recall costs, impairment, restructuring and other charges, which is not a generally accepted accounting principle ("GAAP") measure. Senior management of the Company uses this measure of operating profit to evaluate segment performance because we believe this measure is the most indicative of performance trends and the overall earnings potential of each segment.

Corporate & Other consists of revenues and expenses associated with the Company’s supply agreements with Israel Chemicals Ltd. and the amortization related to the Roundup® Marketing Agreement, as well as corporate, general and administrative expenses and certain other income/expense items not allocated to the business segments.

	Three Months Ended			Twelve Months Ended
	September 30, 2013	September 30, 2012	% Change	September 30, 2013	September 30, 2012	% Change
Net Sales:
Global Consumer	$347.5	$309.8	12%	$2,527.5	$2,539.2	—%
Scotts LawnService®	90.2	84.5	7%	257.8	245.8	5%
Segment total	437.7	394.3	11%	2,785.3	2,785.0	—%
Corporate & Other	5.3	6.9		31.2	41.1
Consolidated	$443.0	$401.2	10%	$2,816.5	$2,826.1	—%

Income (Loss) from Continuing Operations before Income Taxes:
Global Consumer	$(6.7)	$(39.1)	83%	$406.4	$338.3	20%
Scotts LawnService®	24.3	22.1	10%	28.7	27.0	6%
Segment total	17.6	(17.0)		435.1	365.3
Corporate & Other	(20.9)	(23.9)		(91.2)	(96.3)
Intangible asset amortization	(2.9)	(3.4)		(10.4)	(10.1)
Product registration and recall matters	—	(0.4)		—	(8.2)
Impairment, restructuring and other	(12.0)	—		(20.3)	(7.1)
Interest expense	(11.3)	(12.0)		(59.2)	(61.8)
Consolidated	$(29.5)	$(56.7)	48%	$254.0	$181.8	40%

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Balance Sheets
(In millions)

	September 30, 2013	September 30, 2012

ASSETS
Current assets:
Cash and cash equivalents	$129.8	$131.9
Accounts receivable, net	313.3	330.9
Inventories	324.9	414.9
Prepaids and other current assets	113.0	122.3
Total current assets	881.0	1,000.0
Property, plant and equipment, net	422.3	427.4
Goodwill	315.1	309.4
Intangible assets, net	284.4	307.1
Other assets	34.4	30.5
Total assets	$1,937.2	$2,074.4
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of debt	$92.4	$1.5
Accounts payable	137.7	152.3
Other current liabilities	279.7	279.8
Total current liabilities	509.8	433.6
Long-term debt	478.1	781.1
Other liabilities	238.8	257.8
Total liabilities	1,226.7	1,472.5
Shareholders' equity	710.5	601.9
Total liabilities and shareholders’ equity	$1,937.2	$2,074.4

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non- GAAP Disclosure Items (4)
(In millions, except per common share data)
(Unaudited)

	Three Months Ended September 30, 2013			Three Months Ended September 30, 2012
	As Reported	Impairment, Restructuring and Other	Adjusted	As Reported	Product Registration and Recall Matters	Adjusted
Net sales	$443.0	$—	$443.0	$401.2	$—	$401.2
Cost of sales	311.6	—	311.6	296.2	—	296.2
Cost of sales - impairment, restructuring and other	0.6	0.6	—	—	—	—
Gross profit	130.8	(0.6)	131.4	105.0	—	105.0
% of sales	29.5%		29.7%	26.2%		26.2%
Operating expenses:
Selling, general and administrative	140.1	—	140.1	148.7	—	148.7
Impairment, restructuring and other	11.4	11.4	—	—	—	—
Product registration and recall matters	—	—	—	0.4	0.4	—
Other (income) loss, net	(2.5)	—	(2.5)	0.6	—	0.6
Loss from operations	(18.2)	(12.0)	(6.2)	(44.7)	(0.4)	(44.3)
% of sales	(4.1)%		(1.4)%	(11.1)%		(11.0)%
Interest expense	11.3	—	11.3	12.0	—	12.0
Loss from continuing operations before income taxes	(29.5)	(12.0)	(17.5)	(56.7)	(0.4)	(56.3)
Income tax benefit from continuing operations	(10.9)	(4.5)	(6.4)	(20.1)	(0.2)	(19.9)
Loss from continuing operations	$(18.6)	$(7.5)	$(11.1)	$(36.6)	$(0.2)	$(36.4)
Basic loss per share from continuing operations	$(0.30)	$(0.12)	$(0.18)	$(0.60)	$(0.01)	$(0.59)
Diluted loss per share from continuing operations	$(0.30)	$(0.12)	$(0.18)	$(0.60)	$(0.01)	$(0.59)
Common shares used in basic loss per share calculation	62.0	62.0	62.0	61.2	61.2	61.2
Common shares and potential common shares used in diluted loss per share calculation	62.0	62.0	62.0	61.2	61.2	61.2
Calculation of Adjusted EBITDA:
Loss from continuing operations	$(18.6)			$(36.6)
Income tax benefit from continuing operations	(10.9)			(20.1)
Loss from discontinued operations, net of tax	(0.8)			(3.5)
Income tax benefit from discontinued operations	(0.3)			(1.2)
Interest expense	11.3			12.0
Depreciation	13.9			11.9
Amortization (including Roundup)	3.1			3.6
Impairment, restructuring and other	11.6			—
Mark-to-market adjustments on derivatives	0.3			(1.0)
Adjusted EBITDA	$9.6			$(34.9)

Note: See accompanying footnotes on page 9.

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non- GAAP Disclosure Items (4)
(In millions, except per common share data)
(Unaudited)

	Twelve Months Ended September 30, 2013			Twelve Months Ended September 30, 2012
	As Reported	Impairment, Restructuring and Other	Adjusted	As Reported	Product Registration and Recall Matters	Impairment, Restructuring and Other	Adjusted
Net sales	$2,816.5	$—	$2,816.5	$2,826.1	$—	$—	$2,826.1
Cost of sales	1,831.9	—	1,831.9	1,864.4	—	—	1,864.4
Cost of sales - impairment, restructuring and other	2.2	2.2	—	—	—	—	—
Cost of sales - product registration and recall matters	—	—	—	0.4	0.4	—	—
Gross profit	982.4	(2.2)	984.6	961.3	(0.4)	—	961.7
% of sales	34.9%		35.0%	34.0%			34.0%
Operating expenses:
Selling, general and administrative	661.1	—	661.1	705.7	—	—	705.7
Impairment, restructuring and other	18.1	18.1	—	7.1	—	7.1	—
Product registration and recall matters	—	—	—	7.8	7.8	—	—
Other (income) loss, net	(10.0)	—	(10.0)	(2.9)	—	—	(2.9)
Income from operations	313.2	(20.3)	333.5	243.6	(8.2)	(7.1)	258.9
% of sales	11.1%		11.8%	8.6%			9.2%
Interest expense	59.2	—	59.2	61.8	—	—	61.8
Income from continuing operations before income taxes	254.0	(20.3)	274.3	181.8	(8.2)	(7.1)	197.1
Income tax expense from continuing operations	92.8	(7.1)	99.9	68.6	(0.8)	(2.8)	72.2
Income from continuing operations	$161.2	$(13.2)	$174.4	$113.2	$(7.4)	$(4.3)	$124.9
Basic income per share from continuing operations	$2.61	$(0.22)	$2.83	$1.86	$(0.12)	$(0.07)	$2.05
Diluted income per share from continuing operations	$2.58	$(0.21)	$2.79	$1.82	$(0.12)	$(0.07)	$2.01
Common shares used in basic income per share calculation	61.7	61.7	61.7	61.0	61.0	61.0	61.0
Common shares and potential common shares used in diluted income per share calculation	62.6	62.6	62.6	62.1	62.1	62.1	62.1
Calculation of Adjusted EBITDA:
Income from continuing operations	$161.2			$113.2
Income tax expense from continuing operations	92.8			68.6
Loss from discontinued operations, net of tax	(0.1)			(5.0)
Income tax benefit from discontinued operations	(0.2)			(2.0)
Interest expense	59.2			61.8
Depreciation	54.9			51.5
Amortization (including Roundup)	11.2			10.9
Impairment, restructuring and other	11.2			4.7
Product registration and recall matters	—			0.2
Mark-to-market adjustments on derivatives	0.3			(1.0)
Adjusted EBITDA	$390.5			$302.9

Note: See accompanying footnotes on page 9.

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

(1)
Basic income (loss) per common share amounts are calculated by dividing income (loss) from continuing operations, income (loss) from discontinued operations and net income (loss) by the weighted average number of common shares outstanding during the period.

(2)
Diluted income (loss) per common share amounts are calculated by dividing income (loss) from continuing operations, income (loss) from discontinued operations and net income (loss) by the weighted average number of common shares, plus all potential dilutive securities (common stock options, stock appreciation rights, performance shares, performance units, restricted stock and restricted stock units) outstanding during the period.

(3)
In the fourth quarter of fiscal 2012, the Company completed the wind down of the Company's professional seed business. As a result, effective in its fourth quarter of fiscal 2012, the Company classified its results of operations for all periods presented to reflect the professional seed business as a discontinued operation.

(4)
The Reconciliation of Non-GAAP Disclosure Items includes the following non-GAAP financial measures:
Adjusted income (loss) from continuing operations and adjusted diluted income (loss) per share from continuing operations - These measures exclude charges or credits relating to impairments, restructurings, product registration and recall matters, discontinued operations and other unusual items such as costs or gains related to discrete projects or transactions that are apart from, and not indicative of, the results of the operations of the business.

Adjusted EBITDA - This measure is calculated as net income (loss) before interest, taxes, depreciation and amortization as well as certain other items such as the impact of the cumulative effect of changes in accounting, costs associated with debt refinancing and other non-recurring, non-cash items affecting net income. We believe this measure provides additional information for determining our ability to meet debt service requirements. The presentation of adjusted EBITDA herein is intended to be consistent with the calculation of that measure as required by our borrowing arrangements, and used to calculate a leverage ratio (maximum of 3.50 at September 30, 2013) and an interest coverage ratio (minimum of 3.50 for the twelve months ended September 30, 2013). The Company was in compliance with the terms of all debt covenants at September 30, 2013.

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparison between current results and results in prior operating periods. The Company believes that these non-GAAP financial measures are the most indicative of the Company's ongoing earnings capabilities and that disclosure of these non-GAAP financial measures therefore provides useful information to investors and other users of its financial statements, such as lenders. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.